Martin E. Stein, Jr.

2008 AMENDED AND RESTATED

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

        THIS AGREEMENT, effective as of the 1st day of January, 2008, is by and between REGENCY CENTERS CORPORATION, a Florida corporation (the "Company") and MARTIN E. STEIN, JR. (the "Employee").

        WHEREAS, the Company and the Employee previously entered into an Amended and Restated Change in Control Agreement, which by its terms expired on December 31, 2007 (the “Prior Agreement”); and

        WHEREAS, to further induce the Employee to remain as an executive officer of the Company and a key employee of one or more of the Regency Entities (as defined below), the Company and the Employee desire to enter into this 2008 Amended and Restated Severance and Change Of Control Agreement (the “Agreement”) to replace and supersede the Prior Agreement; and

        WHEREAS, the parties agree that the restrictive covenants underlying certain of the Employee’s obligations under this Agreement are necessary to protect the goodwill or other business interests of the Regency Entities and that such restrictive covenants do not impose a greater restraint than is necessary to protect such goodwill or other business interests.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, including the Employee’s agreement to continue as an executive officer of the Company and as an employee of one or more of the Regency Entities, the Employee’s agreement to provide consulting services following termination of employment pursuant to the terms hereof, and the restrictive covenants contained herein, the Employee and the Company agree as follows:

        1.      Definitions. The following words, when capitalized in this Agreement, shall have the meanings ascribed below and shall supersede the meanings given to any such terms in any other award agreement or related plan document in effect prior to the date of this Agreement, including but not limited to the definitions of “Cause,” “Change of Control,” “Good Reason” or “Retirement”:

                (a)      “Affiliate” shall have the meaning given to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

                (b)      “Average Annual Cash Bonus” means the average of the annual cash bonus, if any, paid to the Employee with respect to the three calendar years prior to termination of employment (or the period of the Employee’s employment, if shorter).

                (c)      “Base Performance Share Value” means the fair market value as of the date of the Change of Control of the unvested shares underlying the Employee’s maximum performance share opportunity outstanding immediately prior to the Change of Control.

                (d)      “Base Restricted Share Value” means the fair market value as of the date of the Change of Control of the shares underlying all of the Employee’s unvested time-vesting restricted stock awards or stock rights awards outstanding immediately prior to the Change of Control (the “Base Restricted Share Value”).

                (e)      “Board” means the Board of Directors of the Company.

                (f)      “Cause” means the termination of the Employee’s employment with the Company and all Regency Entities by action of the Board or its delegate for one or more of the following reasons:

(i) The Employee is convicted of committing a felony under any state, federal or local law. For the purposes of this Agreement, conviction includes any final disposition of the initial charge which does not result in the charges being completely dismissed or in the Employee being completely acquitted and absolved from all liability, either criminal or civil;

(ii) The Employee materially breaches (A) this Agreement or (B) the Company’s policies and procedures, and the Employee fails to cure the breach, if capable of cure, within thirty (30) days after written notice by the Company of the breach;

(iii) The Employee engages in willful or gross misconduct or willful or gross negligence in performing the Employee’s duties, or fraud, misappropriation or embezzlement;

(iv) The Employee engages in conduct that, if known outside any of the Regency Entities, could reasonably be expected to cause harm to the reputation of the Company, and the Employee fails to cure the breach, if capable of cure, within thirty (30) days after written notice by the Company of the breach; or

(v) The Employee fails to meet the reasonable expectations of management regarding performance of his or her duties, and the Employee fails to cure the breach, if capable of cure, within thirty (30) days after written notice by the Company of the breach.

                (g)      “Change of Control” means the occurrence of an event or series of events which qualify as a change in control event for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5), including:

(i) A change in the ownership of the Company, which shall occur on the date that any one Person, or more than one Person Acting as a Group (as defined below), other than Excluded Person(s) (as defined below), acquires ownership of the stock of the Company that, together with the stock then held by such Person or group, constitutes more than fifty percent (50%) of the total fair market value of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than fifty (50%) of the total fair market value of the stock of the Company, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control.

(ii) A change in the effective control of the Company, which shall occur on the date that:

(1) Any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company. However, if any one Person or more than one Person Acting as a Group is considered to own more than thirty percent (30%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same Person or Persons is not considered to cause a Change of Control; or

(2) A majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii) A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one Person, or more than one Person Acting as a Group, other than Excluded Person(s), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to more than fifty percent (50%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction (as defined below).

For purposes of this Subsection (g):

“Gross Fair Market Value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.

Persons will not be considered to be “Acting as a Group” solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or solely because they purchase assets of the Company at the same time, or as a result of the same public offering, as the case may be. However, Persons will be considered to be Acting as a Group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

The term “Excluded Transaction” means any transaction in which assets are transferred to: (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a Person, or more than one Person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C) (determined after the asset transfer).

The term “Excluded Person(s)” means (A) the Company or any Regency Entity, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Regency Entity, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

        The term “Change of Control” as defined above shall be construed in accordance Code Section 409A and the regulations promulgated there under.

                (h)      “Code” means the Internal Revenue Code of 1986, as amended.

                (i)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                (j)      “Good Reason” means any one or more of the following conditions, but only if (x) such condition was not consented to by the Employee in advance or subsequently ratified by the Employee in writing, (y) such condition remains in effect thirty (30) days after the Employee gives written notice to the Board of the Employee’s intention to terminate his or her employment for Good Reason, which notice specifically identifies such condition, and (z) the Employee gives the notice referred to in (y) above within ninety (90) days of the initial existence of such condition:

(i) any material diminution of the Employee’s authority, duties or responsibilities;

(ii) a material diminution of the Employee’s base compensation;

(iii) a material diminution in the budget over which the Employee retains authority;

(iv) a material change in the geographic location at which the Employee must perform the Employee’s duties and responsibilities; or

(v) any other action or inaction by the Company that constitutes a material breach of this Agreement or any other agreement pursuant to which the Employee provides services to the Company.

                (k)      “Person” means a “person” as used in Sections 3(a)(9) and 13(d) of the Exchange Act or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treasury Regulation §1.409A-3(i)(5).

                (l)      “Prime Rate” means an annual rate, compounding annually, equal to the prime rate, as reported in The Wall Street Journal on the date of the Change of Control, or if not reported on that date, the last preceding date on which so reported (the “Prime Rate”), which rate shall be adjusted on each January 1 to the Prime Rate then in effect and shall remain in effect for the year.

                (m)      “Pro Rata Portion of the Employee’s Annual Cash Bonus” means the portion, if any, of the Employee’s annual cash bonus for the calendar year of termination accrued through the date of termination of employment.

                (n)      “Qualifying Retirement” means that the Employee has previously delivered written notice of Retirement to the Company and on the date of Retirement the Employee has satisfied the minimum applicable advance written notice requirement set forth below:

Age at Voluntary Termination	Number of Years of Advance Notice
58 or younger	3 years
59	2 years
60 or older	1 year

By way of illustration, and without limiting the foregoing, if (i) the Employee is eligible to retire at age 59 after 10 years of service, (ii) the Employee gives two years notice at age 58 that the Employee intends to retire at age 60, and (iii) the Employee later terminates employment at age 59, then the Employee’s retirement at age 59 would not constitute a Qualifying Retirement. However, if (i) the Employee is eligible to retire at age 59 after 10 years of service, (ii) the Employee gives two years notice at age 58 that the Employee intends to retire at age 60, and (iii) the Employee terminates employment upon reaching age 60, then the Employee’s retirement at age 60 would constitute a Qualifying Retirement.

                (o)      “Regency Entity” or “Regency Entities” means the Company, its Affiliates, and any other entities that along with the Company is considered a single employer pursuant to Section 414(b) or (c) of the Code and the Treasury regulations promulgated thereunder, determined by applying the phrase “at least 50 percent” in place of the phrase “at least 80 percent” each place it appears in such Treasury regulations or Section 1563(a) of the Code.

                (p)      “Retirement” the Employee’s voluntary termination of employment after (i) attaining age 65, (ii) attaining age 55 with 10 years of service as a full-time employee of the Company or any of its Affiliates, or (iii) attaining an age which, when added to such years of service of the Employee equals at least 75.

                (q)      “Separation from Service” means the termination of the Employee’s Employment with the Company and all Regency Entities, provided that, notwithstanding such termination of the employment relationship between the Employee and the Company and all Regency Entities, the Employee shall not be deemed to have had a Separation from Service where it is reasonably anticipated that the level of bona fide services that the Employee will perform (whether as an employee or independent contractor) following such termination for the Company and all Regency Entities would be twenty percent (20%) or more of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) for the Company and all Regency Entities over the immediately preceding thirty-six (36) month period (or such lesser period of actual service). In such event, Separation from Service shall mean the permanent reduction of the level of bona fide services to be performed by the Employee (whether as an employee or independent contractor) to a level that is less than twenty percent (20%) of the average level of bona fide services performed by the Employee (whether as an employee or independent contractor) during the thirty-six (36) month period (or such lesser period of actual service) immediately prior to the termination of the Employee’s employment relationship. A Separation from Service shall not be deemed to have occurred if the Employee is absent from active employment due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six months or (ii) the period during which the Employee’s right to reemployment by the Company or any Regency Entity is provided either by statute or contract.

                (r)      “Specified Employee” means an employee of the Company or any Regency Entity who is a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code and Treas. Reg. §1.409A-1(i). If the Employee is a key employee as of the applicable identification date, the Employee shall be treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following such identification date. The applicable identification date for purposes of this Agreement shall be September 30 of each year.

                (s)      “Unvested Equity Award” has the meaning given to such term in Section 5(a).

                (t)      “Years of Service” means the Employee’s total years of employment with a Regency Entity, including years of employment with an entity that is acquired by a Regency Entity prior to such acquisition.

        2.     Term. The term of this Agreement shall begin on the date hereof and end at 11:59 p.m. on December 31, 2010, and thereafter shall automatically renew for successive three-year terms unless either party delivers written notice of non-renewal to the other party within 90 days prior to the end of the then current term; provided, however, that if a Change of Control has occurred during the original or any extended term (including any extension resulting from a prior Change of Control), the term of the Agreement shall end no earlier than 24 calendar months after the end of the calendar month in which the Change of Control occurs.

        3.     Severance. Except in circumstances in which the Employee would be entitled to payments and benefits in connection with a Change of Control as provided in Section 4 below, in the event that during the term of this Agreement the Employee has a Separation from Service as a result of the Company terminating the Employee’s employment without Cause or the Employee terminating the Employee’s employment for Good Reason:

                (a)      The Company shall pay to the Employee an amount equal to the sum of (i) eighteen (18) months of the Employee’s base monthly salary in effect on the date the Employee’s employment terminates, (ii) one hundred fifty percent (150%) of  the Employee’s Average Annual Cash Bonus, plus (iii) if approved by the Compensation Committee of the Board, a Pro Rata Portion of the Employee’s Annual Cash Bonus, if any. Subject to Section 9 below, payment shall be made in a lump sum sixty (60) days following the Employee’s Separation from Service.

                (b)        The Employee and such of the Employee’s dependents as are participating as of the date of the Employee’s termination (“Covered Dependents”) shall be entitled to continue to participate in the major medical and dental benefit plans sponsored and maintained by the Company from time to time for its employees on the same basis and at the same cost to the Employee as active employees of the Company and their dependents for a maximum period equal to the number of months for which the Company is obligated to pay the Employee’s base salary pursuant to Section 3(a) above. Should the Employee for himself or herself or his or her Covered Dependents elect to continue participation in the Company’s plans, the end of such continued participation, rather than the termination of the Employee’s employment, shall be considered the qualified event for purposes of the Employee’s and the Covered Dependents’ right to elect COBRA continuation coverage at their own expense. The foregoing notwithstanding, the right of the Employee to continue to participate in such programs shall terminate as of the date that the Employee is first eligible to participate in a major medical benefit program maintained by a successor employer, and the right of the Employee’s dependents to participate in such programs shall terminate as of the date that such dependents are first eligible to participate in an alternative employer sponsored major medical benefit program. As a condition to the Employee’s rights under this Section 3(b), the Employee agrees to promptly notify the Company if either the Employee or his or her dependents who continue to participate in the Company’s major medical and dental benefit plans become eligible for alternative employer sponsored major medical benefit coverage.

        4.     Change of Control — Severance. In the event that during the term of this Agreement the Company terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason, in each case within two years following a Change of Control, the following provisions shall apply:

                (a)        The Company shall pay to the Employee an amount equal to the sum of (i) thirty-six (36) months of the Employee’s monthly base salary in effect on the date the Employee’s employment terminates, (ii) three hundred percent (300%) of  the Employee’s Average Annual Cash Bonus, plus (iii) if approved by the Compensation Committee of the Board, a Pro Rata Portion of the Employee’s Average Annual Cash Bonus, if any. Subject to Section 9 below, payment shall be made in a lump sum sixty (60) days following the Employee’s Separation from Service.

                (b)      The Employee and such of the Employee’s dependents as are participating as of the date of the Employee’s termination (“Covered Dependents”) shall be entitled to the medical continuation benefits specified in Section 3(b) above for a maximum period equal to the number of months for which the Company is obligated to pay the Employee’s base salary pursuant to Section 4(a) above.

                (c)        All unvested stock options will fully vest on the date of Employee’s termination of employment. All unvested restricted stock held by the Company on the Employee’s behalf, all unvested stock rights awards, and all unvested performance share awards will fully vest on the date of the Employee’s termination of employment and will be distributed to the Employee within thirty (30) days of Employee’s Separation from Service.

                (d)      If the Employee’s unvested Equity Awards have been exchanged pursuant to Section 5(c) for the right to receive a contingent cash payment based on the Base Restricted Share Value or a contingent cash payment based on the Base Performance Share Value, subject to Section 9 below, the Employee shall receive a cash payment made in a lump sum sixty (60) days following the Employee’s Separation from Service equal to any portion of the unpaid Base Restricted Share Value and/or the unpaid Base Performance Share Value, as the case may be, that has not been paid pursuant to Section 5(c), together with accrued but unpaid interest at the Prime Rate on such unpaid amount from the date of the Change of Control to the date of payment. For the sake of clarity, if Section 5(c) applies, the Employee shall be entitled to a cash payment pursuant to this Section 4(d) but shall not receive any stock pursuant to Section 4(c).

        5.     Change of Control – Stock Rights Where There is No Termination of Employment.

                (a)      Except as otherwise provided in Sections 5(b) and 5(c) below (or in Sections 4(c) or 4(d), if applicable), the occurrence of a Change in Control shall not impact any existing unvested stock options, restricted stock or stock rights awards or performance share awards (collectively, “Unvested Equity Awards”) unless such rights are cashed out pursuant to the terms of the applicable merger agreement or other agreement(s) pursuant to which such Change in Control is effected.

                (b)      If immediately after a Change of Control the Company no longer exists because of a reorganization, merger, consolidation, combination or other similar corporate transaction or event, but the stock underlying performance shares (after giving effect to such corporate transaction or event) is readily tradable on an established securities market, then notwithstanding anything to the contrary contained in the related plan or award agreement, all of the Employee’s outstanding unvested performance share awards shall be converted to time-vesting stock rights awards and shall cliff vest in their entirety on the last day of the performance period, provided that the Employee remains employed by the Company’s successor or an Affiliate thereof on the date of vesting.

                (c)      If the stock underlying Unvested Equity Awards is not readily tradable on an established securities market immediately after the Change of Control (after giving effect to any conversion, exchange or replacement pursuant to the applicable plan or award agreement of the stock underlying Unvested Equity Awards as a result of a reorganization, merger, consolidation, combination or other similar corporate transaction or event), notwithstanding anything to the contrary contained in the related plan or award agreement, all of the Employee’s outstanding Unvested Equity Awards shall be cancelled and, in consideration for the cancellation of such awards, the Employee shall receive:

(i) a cash payment equal to (x) the fair market value of the shares underlying all of the Employee’s unvested stock options as of the date of the Change of Control less (y) the aggregate exercise price of such stock options, such cash payment to be made within thirty (30) days after the Change of Control;

(ii) a deferred contingent cash payment equal to (x) the Base Restricted Share Value, plus (y) interest on the unpaid Base Restricted Share Value from the date of the Change of Control to the date of payment at the Prime Rate, such cash payment of the Base Restricted Share Value to be made in installments on the applicable vesting dates with respect to the number of shares that would have been issued on that vesting date, plus all accrued but unpaid interest on the unpaid Base Restricted Share Value through such vesting date, provided that the Employee remains employed by the Company or its successor or an Affiliate thereof on the date of vesting; and

(iii) a deferred contingent cash payment equal to (x) the Base Performance Share Value, plus (y) interest on the unpaid Base Performance Share Value from the date of the Change of Control to the date of payment at the Prime Rate, such cash payment of the Base Performance Share Amount to be made in annual installments on the last day of each year with respect to the number of the shares that would have vested on that date, assuming the unvested performance shares underlying the Employee’s maximum performance share opportunity outstanding immediately prior to the Change of Control had become time-vesting shares that vested in equal annual installments on the last day of each year of the performance period remaining after the Change of Control, plus all accrued but unpaid interest on the unpaid Base Performance Share Amount, provided that the Employee remains employed by the Company or its successor or an Affiliate thereof on the date of vesting.

        6.     Change of Control – Excise Tax.

                (a)      If in the opinion of Tax Counsel (as defined in Section 6(b)) the Employee will be subject to an excise tax under Code Section 4999 with respect to some portion of the payments to be made by the Company to the Employee following a termination of the Employee’s employment, under this Agreement or otherwise, then the Company and the Employee agree that the amount of payments to be made by the Company to the Employee under this Agreement shall be reduced such that the present value of all payments to be received by the Employee that would be considered to be “parachute payments” for purposes of Section 280G of the Code is reduced to 299.99% of the Employee’s “base amount” for purposes of Section 280G of the Code (“Scaled Back Amount”).

                (b)      For purposes of this Section 6, within sixty (60) days after delivery of a written notice of termination by the Employee or by the Company pursuant to this Agreement within two years of a Change in Control with respect to the Company (or, if an event other than termination of employment results in payment of parachute payments under Section 280G and it is reasonably possible that such parachute payments could result in an excise tax, with sixty (60) days after such other event), the Company shall obtain, at its expense, the opinion (which need not be unqualified) of nationally recognized tax counsel (“Tax Counsel”) selected by the Compensation Committee of the Board, which sets forth (i) the “base amount” within the meaning of Section 280G; (ii) the aggregate present value of the payments in the nature of compensation to the Employee as prescribed in Section 280G(b)(2)(A)(ii); and (iii) the amount and present value of any “excess parachute payment” within the meaning of Section 280G(b)(1). For purposes of such opinion, the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G and regulations thereunder, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Employee. Such opinion shall be addressed to the Company and the Employee and shall be binding upon the Company and the Employee.

        7.     Plan of Liquidation. If the shareholders of the Company approve a complete plan of liquidation or dissolution of the Company (“Approved Liquidation Plan”), all Unvested Equity Awards will fully vest on the date of such approval. Shares of Common Stock that so vest will be deemed outstanding as of the close of business on the date of such approval, and certificates representing such shares shall be delivered to the Employee as promptly as practicable thereafter. In addition, unless the Approved Plan shall have been rescinded, if the Company terminates the Employee’s employment without Cause or the Employee terminates the Employee’s employment for Good Reason in each case following shareholder approval of the Approved Liquidation Plan, then the Employee shall receive the benefits provided in Sections 4(a) and 4(b).

        8.     Retirement and Performance Shares. If the Employee’s termination of employment constitutes a Qualifying Retirement, the Employee shall receive the benefits provided in Section 4(c) with respect to unvested stock options, restricted stock and stock rights awards. Notwithstanding anything to the contrary in any related plan or award agreement, the Employee shall be entitled to exercise all vested stock options until the earlier of (a) three years after the date of Qualifying Retirement, and (b) the original term of the option. Upon Retirement or Qualifying Retirement, the Employee shall continue to have the right to earn unvested performance shares upon the achievement of the applicable performance goals over any remaining performance period, as if the Employee’s employment had not been terminated.

        9.     Death and Disability. In no event shall a termination of the Employee’s employment due to death or Disability constitute a termination by the Company without Cause or a termination by the Employee for Good Reason; however, upon termination of employment due to the Employee’s death or Disability, the Employee’s estate or the Employee, as applicable, shall receive the benefits provided in Section 4(c) with respect to unvested stock options, restricted stock and stock rights awards and, in addition, the Employee’s estate or the Employee, as applicable, shall continue to have the right to earn unvested performance shares upon the achievement of the applicable performance goals over any remaining performance period, as if the Employee’s employment had not been terminated. Notwithstanding anything to the contrary in any related plan or award agreement, (a) the Employee’s estate shall be entitled to exercise all vested stock options until the earlier of (i) three years after termination of employment due to death, and (ii) the original term of the option, and (b) the Employee shall be entitled to exercise all vested stock options until the earlier of (i) one year after termination of employment due to Disability, and (ii) the original term of the option. For purposes of this Agreement, the Employee shall be deemed terminated for Disability if the Employee is (or would be if a participant) entitled to long-term disability benefits under the Company’s disability plan or policy or, if no such plan or policy is in place, if the Employee has been unable to substantially perform his or her duties, due to physical or mental incapacity, for 180 consecutive days.

        10.     Payments to Specified Employees. Notwithstanding any other Section of this Agreement, if Employee is a Specified Employee at the time of Employee’s Separation from Service, payments or distribution of property to Employee provided under this Agreement, to the extent considered amounts deferred under a non-qualified deferred compensation plan (as defined in Section 409A of the Code) shall be deferred until the six-month anniversary of such Separation from Service to the extent required in order to comply with Section 409A of the Code and Treasury Regulation 1.409A-3(i)(2).

        11.     Reductions in Base Salary. For purposes of this Agreement, in the event there is a reduction in the Employee’s base salary that would constitute the basis for a termination for Good Reason, the base salary used for purposes of calculating the severance payable pursuant to Sections 3(a) or 4(a), as the case may be, shall be the amounts in effect immediately prior to such reduction.

        12.     Other Payments and Benefits. On any termination of employment, including, without limitation, termination due to the Employee’s death or Disability (as defined in Section 9) or for Cause, the Employee shall receive any accrued but unpaid salary, reimbursement of any business or other expenses incurred prior to termination of employment but for which the Employee had not received reimbursement, and any other rights, compensation and/or benefits as may be due the Employee in accordance with the terms and provisions of any agreements, plans or programs of the Company (but in no event shall the Employee be entitled to duplicative rights, compensation and/or benefits).

        13.     Mitigation. Except as provided in Sections 3(b) and 4(b) with respect to major medical benefits and Section 6 with respect to the Scaled Back Amount, the Employee shall not be required to mitigate the amount of any payments or benefits provided to the Employee hereunder by securing other employment or otherwise, nor will such payments and/or benefits be reduced by reason of the Employee securing other employment or for any other reason.

        14.     Release. Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless and until (a) the Employee executes (i) a release of the Regency Entities, in such form as the Company may reasonably request, of all claims against the Regency Entities relating to the Employee’s employment and termination thereof, and (ii) an agreement to continue to comply with, and be bound by, the provisions of Section 15 hereof, and (b) the expiration of any applicable waiting or revocation periods related to such release and agreement.

        15.     Restrictive Covenants and Consulting Arrangement.

                (a)      The Employee will not use or disclose any confidential information of any Regency Entity without the Company’s prior written consent, except in furtherance of the business of the Regency Entities or except as may be required by law. Additionally, and without limiting the foregoing, the Employee agrees not to participate in or facilitate the dissemination to the media or any other third party (i) of any confidential information concerning any Regency Entity or any employee of any Regency Entity, or (ii) of any damaging or defamatory information concerning the Employee’s experiences as an employee of any Regency Entity, without the Company’s prior written consent except as may be required by law. Notwithstanding the foregoing, this Section 15(a) does not apply to information which is already in the public domain through no fault of the Employee.

                (b)      During the Employee’s employment and during the one-year period after the Employee ceases to be employed by any of the Regency Entities, the Employee agrees that:

(i) the Employee shall not directly or knowingly and intentionally through another party recruit, induce, solicit or assist any other Person in recruiting, inducing or soliciting (A) any other employee of any Regency Entity to leave such employment or (B) any other Person with which any Regency Entity was actively conducting negotiations for employment to cease such negotiations on the date of termination of the Employee’s employment (the “Termination Date”);

(ii) the Employee shall not personally solicit, induce or assist any other Person in soliciting or inducing (A) any tenant in a shopping center of any Regency Entity that was a tenant on the Termination Date to terminate a lease, or (B) any tenant, property owner, joint venture partner or build-to-suit customer with whom any Regency Entity had a lease, acquisition contract, business combination contract, joint venture agreement or development contract on the Termination Date to terminate such lease or other contract, or (C) any prospective tenant, property owner, joint venture partner or build-to-suit customer with which any Regency Entity was actively conducting negotiations on the Termination Date with respect to a lease, acquisition, business combination, joint venture or development project to cease such negotiations, unless the Employee was not aware that such negotiations were being conducted.

                (c)      For a six month period following any termination of employment, the Employee agrees to make himself available and, as requested by the Company from time to time, to provide consulting services with respect to any projects the Employee was involved in prior to such termination and/or to provide such other consulting services as the Company may reasonably request. The Employee will be reimbursed for reasonable travel and miscellaneous expenses incurred in connection with the provision of consulting services hereunder. The Company will provide the Employee reasonable advance notice of any request to provide consulting services, and will make all reasonable accommodations necessary to prevent the Employee’s commitment hereunder from materially interfering with the Employee’s employment obligations, if any. In no event will the Employee be required to provide more than 20 hours of consulting services in any one month to the Company pursuant to this provision.

                (d)      The parties agree that any breach of this Section 15 will result in irreparable harm to the non-breaching party which cannot be fully compensated by monetary damages and accordingly, in the event of any breach or threatened breach of this Section 15, the non-breaching party shall be entitled to injunctive relief. Should any provision of this Section 15 be determined by a court of law or equity to be unreasonable or unenforceable, the parties agree that to the extent it is valid and enforceable, they shall be bound by the same, the intention of the parties being that the parties be given the broadest protection allowed by law or equity with respect to such provision.

                (e)      The provisions of this Section 15 shall survive the termination of this Agreement.

        16.     Withholding. The Company shall withhold from all payments to the Employee hereunder all amounts required to be withheld under applicable local, state or federal income and employment tax laws.

        17.     Dispute Resolution. Any dispute, controversy or claim between the Company and the Employee or other person arising out of or relating to this Agreement shall be settled by arbitration conducted in the City of Jacksonville, Florida, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in force and Florida law within 30 days after written notice from one party to the other requesting that the matter be submitted to arbitration; provided that this Section 17 shall not apply to, and the Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened violation by the Employee of his or her obligations under Section 15 hereof in any court of competent jurisdiction. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The parties hereto shall abide by all awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. The Company agrees to reimburse the Employee for all costs and expenses (including, without limitation, reasonable attorneys’ fees, arbitration and court costs and other related costs and expenses) the Employee reasonably incurs as a result of any dispute or contest regarding this Agreement and the parties’ rights and obligations hereunder if, and when, the Employee prevails on at least one material claim; otherwise, each party shall be responsible for its own costs and expenses.

        18.     Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (exclusive of conflict of law principles). In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the remainder shall not be affected thereby. This Agreement supersedes and terminates any prior employment agreement, severance agreement, change of control agreement or non-competition agreement between the Company and the Employee. It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, termination, severance or change of control payments and benefits provided under the Company’s other termination or severance plans, policies or agreements, if any. This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs and personal representatives and the Company and its successors, assigns and legal representatives. Headings herein are inserted for convenience and shall not affect the interpretation of any provision of the Agreement. References to sections of the Exchange Act or the Code, or rules or regulations related thereto, shall be deemed to refer to any successor provisions, as applicable. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to expressly assume and agree to perform under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement may not be terminated, amended, or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

REGENCY CENTERS CORPORATION
By: /s/ John C. Schweitzer
John C. Schweitzer
Its: Chairman of the Compensation
Committee
MARTIN E. STEIN, JR.
/s/ Martin E. Stein, Jr.

14